The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Statement File No. 333-144496
Subject to completion, dated June 15, 2009
Preliminary prospectus supplement to prospectus dated October 5, 2007

50,000 shares

McMoRan Exploration Co.
     % Convertible perpetual preferred shares

We are offering 50,000 shares of our     % convertible perpetual preferred stock.

Holders of our convertible perpetual preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, cash dividends at the rate of     % per annum, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2009. Dividends on our convertible perpetual preferred stock will be cumulative from the date of initial issuance. Accumulated but unpaid dividends cumulate at the annual rate of     %.

Each share of convertible perpetual preferred stock has a liquidation preference of $1,000 and is convertible at any time into shares of our common stock at an initial conversion rate of           shares of common stock for each share of convertible perpetual preferred stock, subject to specified adjustments, which is equal to an initial conversion price of $      per share.

Beginning June   , 2014, we may redeem shares of the convertible perpetual preferred stock by paying cash, our common stock or any combination thereof for $1,000 per share plus accumulated and unpaid dividends, but only if our common stock has exceeded 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice.

Our shares of convertible perpetual preferred stock are new securities for which there is currently no public market. We cannot assure you that any active or liquid market will develop for our convertible perpetual preferred stock. Our common stock is listed on the New York Stock Exchange under the symbol “MMR.” On June 12, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $7.25 per share.

Concurrently with this offering of convertible perpetual preferred stock, we are offering 11,000,000 shares of our common stock (12,650,000 shares if the underwriters exercise their over-allotment option in full). We are offering the common stock pursuant to a separate prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any of our shares of common stock. Completion of this offering is not conditioned upon the closing of the concurrent offering of our common stock.

Investing in our convertible perpetual preferred stock involves certain risks. Before buying shares of our convertible perpetual preferred stock, you should read the discussion of material risks described in “Risk factors” beginning on page S-9 of this prospectus supplement for more information.

	Per share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to McMoRan Exploration Co.	$	$

We have granted the underwriters an option for a period of 30 days to purchase up to 7,500 additional shares of our convertible perpetual preferred stock at the public offering price less the underwriting discount to cover over-allotments.

Delivery of the shares of convertible perpetual preferred will be made on or about June   , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Book-Running Manager

J.P. Morgan

Co-Managers

The date of this prospectus supplement is June   , 2009.

You should rely solely on the information contained in this prospectus supplement, the accompanying prospectus, or in any related free writing prospectus issued by us and the documents incorporated by reference herein or therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us, or any document incorporated by reference herein or therein is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

About this prospectus supplement

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and contains certain summary information regarding our company. The second part, the accompanying prospectus, provides more general information about us and our business, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where you can find more information.”

Except as otherwise described herein or unless the context otherwise requires, all references to “McMoRan,” “MMR,” “we,” “us,” and “our” in this prospectus supplement refer to McMoRan Exploration Co. and all entities owned or controlled by McMoRan Exploration Co.

Industry and other information

Unless we indicate otherwise, we base the information concerning the oil and gas industry that is presented or incorporated by reference herein on our general knowledge of and expectations concerning the industry. Statements regarding our market position and market share are based on our assessment of data available to us from various industry sources and assumptions that we believe to be reasonable based on our knowledge of the oil and gas industry. We have not independently verified data obtained from industry sources and do not guarantee its accuracy or completeness. In addition, we believe that data regarding the oil and gas industry and our market position and market share within such industry is inherently imprecise and therefore should be used only as general guidance. Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk factors” section of this prospectus supplement and the other information contained or incorporated by reference herein.

S-ii

Cautionary statement regarding forward-looking statements

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement or the accompanying prospectus or may be incorporated in this prospectus supplement or the accompanying prospectus by reference to other documents and may include statements for the period following the completion of this offering. Our representatives may also make forward-looking statements. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding our financial plans; our indebtedness; acquisitions; our exploration and development plans; our ability to satisfy our reclamation, indemnification and environmental obligations; anticipated flow rates of producing and new wells; drilling potential and results; reserve estimates and depletion rates; general economic and business conditions; risks and hazards inherent in the production of oil and natural gas; our ability to fully insure against the inherent risks and hazards of our operations at commercially reasonable costs; demand and potential demand for oil and natural gas; trends in oil and natural gas prices; amounts and timing of capital expenditures and reclamation costs; and our ability to obtain permits necessary for new operations. The words “anticipates,” “may,” “can,” “plans,” “feels,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and any other statements that are not historical facts, in each case as they relate to us or our management, are intended to identify those assertions as forward-looking statements.

When we or our representatives make any such statements, we or the person making them believes that the assumptions underlying the expression of such expectations are reasonable. We caution readers that these statements are not guarantees of future performance, and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards; and other factors described in more detail under the heading “Risk factors.”

Accordingly, we give no assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact, if any, they will have on our results of operations or financial condition. Except for meeting our ongoing obligations under the federal securities laws, we do not intend and undertake no obligation to update or revise any forward-looking statements.

S-iii

Summary

The following summary does not contain all of the information you should consider before buying shares of our convertible perpetual preferred stock and is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the materials filed with the Securities and Exchange Commission (SEC) that are considered to be part of this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus carefully, including “Risk factors,” and the documents incorporated by reference herein and therein before making an investment decision.

McMoRan Exploration Co.

Our business

We engage in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. We have one of the largest acreage positions in the shallow waters of these areas, which are our regions of focus. Our focused strategy enables us to capitalize on our geological and technical capabilities, and our more than 35 years of operating experience in this region. We also believe that the scale of our operations in the Gulf of Mexico allows us to realize certain operating synergies and provides a strong platform from which to pursue our business strategy. Our oil and gas operations are conducted through McMoRan Oil & Gas LLC (MOXY), our principal operating subsidiary. At December 31, 2008, our proved oil and natural gas reserves were approximately 345 billion cubic feet equivalent, 84 percent of which were proved developed and 70 percent of which were natural gas.

Our scope of operations

We conduct substantially all of our operations in the shallow waters of the Gulf of Mexico, commonly referred to as the “shelf,” and onshore in the Gulf Coast region. We believe that we have significant exploration opportunities in large, deep geologic structures commonly referred to as “deep gas” or the “deep shelf” (prospects with drilling depths between 15,000 feet to 25,000 feet) that are located beneath the shallow waters of the Gulf of Mexico shelf. These structures often lie beneath shallow reservoirs where significant reserves have already been produced. Our 2007 acquisition of substantially all of the proved oil and gas property interests and related assets of Newfield Exploration Company located on the outer continental shelf of the Gulf of Mexico increased our deep gas exploration potential, provided access to new “ultra-deep” exploration opportunities (prospects with total drilling depths in excess of 25,000 feet) and established us as a significant producer on the “traditional shelf” (prospects located at drilling depths not exceeding 15,000 feet) of the Gulf of Mexico. The proximity of our shelf prospects to existing oil and gas infrastructure generally lowers development costs and the time needed to bring production on-line.

Our expertise and experience

We have significant expertise in various exploration and production technologies, including the incorporation of 3-D seismic interpretation capabilities with traditional structural geological techniques, offshore drilling to significant total depths and horizontal drilling. As of June 12,

2009, we employed 64 oil and gas technical professionals, including geophysicists, geologists, petroleum engineers, production and reservoir engineers and technical professionals, most of whom have considerable experience in their respective fields. We also own or have rights to an extensive seismic database, including 3-D seismic data on substantially all of our acreage. We leverage our in-house expertise and advanced technological capabilities to benefit our operations and identify high potential, high risk drilling prospects in the Gulf of Mexico. We continue to focus on enhancing reserve and production growth in the Gulf of Mexico by applying these technologies.

Our experience and recognition as an industry leader in drilling deep gas wells in the Gulf of Mexico also provides us with opportunities to partner with other established oil and gas companies. These partnerships, which typically involve the exploration of our identified prospects or prospects that are brought to us by third parties, allow us to diversify our risks and better manage costs.

Our exploration strategy

Our exploration strategy, which we refer to as the “deeper pool concept,” involves exploring prospects in the Deep Miocene geologic trend that lie beneath shallower intervals that have had significant past production. We believe our techniques for identifying reservoirs using structural geology augmented by 3-D seismic data will enable us to identify and exploit additional “deeper pool” prospects at drilling depths exceeding 15,000 feet. We are also pursuing a strategy to test Miocene and earlier age formations within “ultra-deep” prospects on the shelf of the Gulf of Mexico that we believe have the potential to contain significant hydrocarbons.

We use our expertise and a rigorous analytical process in conducting our exploration and development activities. While implementing our drilling plans, we focus on:

•	allocating investment capital based on the potential risk and reward for each exploratory and developmental opportunity;

•	utilizing advanced seismic applications in combination with traditional analysis;

•	employing professionals with geophysical and geological expertise;

•	using new technology applications in drilling and completion practices; and

•	increasing the efficiency of our production practices.

Our plans

We intend to continue to focus on pursuing deep gas and ultra-deep prospects on the shelf of the Gulf of Mexico that we believe have promise based on data we have obtained from our prior exploratory wells. We will be responsive to market conditions by prudently managing our capital spending as we continue to seek to build asset values through our focused drilling program. For 2009, we have allocated approximately 30 percent of our planned capital expenditures for development activities associated with identified completions, recompletions and other related activities. Future capital expenditures for development activities will be driven by our timing of the development of our proved reserves and the success of our exploration activities.

Recent Developments

On April 20, 2009, we announced our first quarter 2009 financial results and provided production guidance for the second quarter and full year 2009. We announced that we expect average daily production for 2009 to approximate 215 MMcfe/d net to us, including 180 MMcfe/d in the second quarter 2009. These production estimates are dependent on the timing of restoring downstream pipelines and facilities damaged by the September 2008 hurricanes and production performance from existing wells and new wells being completed.

Ammazzo. The Ammazzo deep gas exploratory prospect on South Marsh Island Block 251 commenced drilling on November 22, 2008 and in May 2009 was evaluated to be nonproductive. While the well was nonproductive, we gained important geological information from the well that supports our belief that there are large, deep structures with the potential to contain significant hydrocarbon reserves available on the Shelf. The Ammazzo well has been temporarily abandoned as future plans are considered. Our partners in the well included Plains Exploration & Production Company (NYSE: PXP) and Energy XXI (NASDAQ: EXXI).

Cordage and Blueberry Hill. The Cordage deep gas exploratory prospect located in 50 feet of water on West Cameron Block 207 commenced drilling on March 18, 2009. The Cordage well has been drilled to 20,061 feet and will be deepened. The well has a permitted depth of 21,500 feet. We own a 38.0 percent working interest and a 30.5 percent net revenue interest in the well. Mariner Energy, Inc. (NYSE: ME) is the operator of the well and holds a 50.0 percent working interest. Upon completion of operations at Cordage, the rig will be moved to the Sherwood prospect on High Island Block 133 to commence exploration drilling activities. We own a 29.3 percent working interest and a 23.5 percent net revenue interest in the Sherwood prospect.

On March 29, 2009, we re-entered a previously existing well bore and commenced sidetracking operations at the Blueberry Hill deep gas prospect located on Louisiana State Lease 340 in 10 feet of water. The Blueberry Hill sidetrack well has been drilled to 19,600 feet and has a proposed total depth of 24,000 feet. We believe the Operc and Gyro sands targeted in the sidetrack could be better developed in a down-dip position on the flank of the structure than the Operc and Gyro sands encountered in the original Blueberry Hill well.

Blueberry Hill lies three and a half miles southeast of the shallower Mound Point field. Based on drilling data to date, we are encouraged by the several zones that exhibited resistivity as indicated by a log-while-drilling tool in the Rob-L section that correlates to the Flatrock type Miocene-age sands discovered below the shallower Tiger Shoal field located approximately 10 miles to the west. Drilling at the Blueberry Hill sidetrack has now encountered the upper Operc section located between the shallower Rob-L section and the targeted deeper Gyro section. The original Blueberry Hill well encountered multiple Operc sands with apparent resistivity and multiple thin Gyro sands deemed to be gas productive which will also be tested by the sidetrack well. Determination of commercial hydrocarbons depends on the results from further drilling and evaluation by wireline log analysis. We own a 42.9 percent working interest and a 29.7 percent net revenue interest in the well.

Davy Jones and Blackbeard West. We are currently conducting a feasibility assessment to determine the practicality of reentering a previously abandoned well bore to evaluate the Davy Jones ultra-deep prospect located in 20 feet of water, northwest of Ammazzo.

In May 2009, the Minerals Management Service granted our request for a geophysical Suspension of Operations (SOO) to extend our leases in the Blackbeard area, including South Timbalier Block 168. The SOO will provide time for seismic re-processing, which will provide a clearer picture of the deep structure, and allow us to evaluate whether to drill deeper at Blackbeard West, drill an offset location or complete the well to test the existing zones.

Flatrock. Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, we have drilled five additional successful wells in the field. Four wells in the Flatrock field produced an average of approximately 220 million cubic feet of natural gas equivalents (MMcfe/d (41 MMcfe/d net to us) in the first quarter of 2009. Production from these wells was temporarily shut in during the second quarter of 2009 for previously reported planned facility expansion, maintenance and remediation activities. Certain of this work has been completed and production is being reestablished. Additionally, initial production recently commenced from the No. 6 well, and the well is currently being ramped up to its full production level. The remaining maintenance and remedial activities and the completion activities at the No. 5 well are ongoing, with production expected from these wells by mid-year 2009. Following these activities, we expect the gross production rate from the six wells in the field to approximate 335 MMcfe/d, 62 MMcfe/d net to us.

We are evaluating a sidetrack of the Hurricane Deep well on the southern flank of the Flatrock structure to test the significant Gyro sand encountered in the Hurricane Deep well on South Marsh Island Block 217. We control approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and we believe that we have multiple additional exploration opportunities with significant potential on this large acreage position.

Second Quarter Update. Our second quarter 2009 results will include the impact of an approximate $24 million charge associated with the Ammazzo prospect. Results may also be affected by the evaluation of our exploration wells in progress, the timing of which is dependent upon the completion of drilling and evaluation, and our periodic assessments of the carrying values of our oil and gas properties which, among other things, are dependent upon the results of published commodity forward market prices and updated reserve estimates as of June 30, 2009.

We are in discussions regarding a two-year commitment to a new drilling rig which is expected to be available in early 2010 that would enable us to have two rigs available for our deep drilling activities. We expect that the net additional commitment associated with the additional drilling rig would exceed $100 million, a portion of which we expect to share with partners in our exploration program.

For Additional Information

Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112, and our telephone number is (504) 582-4000. Our website is located at http://www.mcmoran.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The offering

The following is a brief summary of selected terms of our convertible perpetual preferred stock. For a more complete description of the terms of our convertible perpetual preferred stock, see “Description of convertible perpetual preferred stock.”

Issuer	McMoRan Exploration Co.

Securities offered	50,000 shares of % convertible perpetual preferred stock, par value $0.01 per share (57,500 shares if the underwriters’ exercise their over-allotment option in full).

Liquidation preference	$1,000 per share of convertible perpetual preferred stock.

Dividends	Holders of convertible perpetual preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, cash dividends at the rate of % per annum, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2009. Dividends on our convertible perpetual preferred stock will be cumulative from the date of initial issuance. Accumulated but unpaid dividends cumulate at the annual rate of %.

For so long as our convertible perpetual preferred stock remains outstanding, (1) we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock and (2) neither we, nor any of our subsidiaries, will, subject to certain exceptions, redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, in each case unless we have paid or set apart funds for the payment of all accumulated and unpaid dividends with respect to the shares of convertible perpetual preferred stock and any parity stock for all preceding dividend periods. See “Description of convertible perpetual preferred stock—Dividends.”

Use of proceeds	We expect to receive approximately $ million in net proceeds from this offering, after deducting the underwriters’ discount and our estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures. See “Use of proceeds.”

Conversion	Our convertible perpetual preferred stock is convertible, at the option of the holder, at any time into shares of our common stock at a conversion rate of shares of our common stock per $1,000 liquidation preference of convertible perpetual preferred stock, which is equal to an initial conversion price of $ per share. The conversion rate is subject to adjustment upon the occurrence of certain events, including if we distribute to holders of outstanding shares of our common stock quarterly cash dividends (subject to adjustment). See

“Description of convertible perpetual preferred stock—Adjustments to the conversion rate.”

Adjustment to conversion rate upon certain fundamental changes	If holders of shares of our convertible perpetual preferred stock elect to convert their shares in connection with a fundamental change that occurs on or prior to , we will increase the conversion rate for shares of our convertible perpetual preferred stock surrendered for conversion by a number of additional shares determined based on the stock price at the time of such fundamental change and the effective date of such fundamental change.

Optional redemption	We may not redeem any shares of convertible perpetual preferred stock at any time before June , 2014. On or after June , 2014, we may redeem some or all of the convertible perpetual preferred stock at a redemption price equal to 100% of the liquidation preference, plus accumulated but unpaid dividends to the redemption date, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price of the convertible perpetual preferred stock, subject to adjustment in a number of circumstances as described under “Description of convertible perpetual preferred stock—Adjustments to the conversion rate.” We may also redeem our convertible perpetual preferred stock at any time after June , 2014 if the total number of shares of the convertible perpetual preferred stock outstanding on any quarterly dividend payment date is less than 15% of the total number of shares of the convertible perpetual preferred stock outstanding immediately following this offering, after giving effect to the exercise of the underwriters’ over-allotment option. We may choose to pay the redemption price in cash, common stock, or a combination of cash and common stock. If we elect to pay all or a portion of the redemption price in shares of common stock, the common stock will be valued at a discount of 5% below the average of the closing sale prices for the five trading days ending on the third trading day prior to the redemption date.

Our convertible perpetual preferred stock is not subject to any mandatory redemption or sinking fund provision.

Voting rights	Holders of convertible perpetual preferred stock will not have any voting rights except as set forth below, as specifically provided for in our amended and restated certificate of incorporation or as otherwise from time to time required by law. Whenever (1) dividends on the convertible perpetual preferred stock or any other class or series of stock ranking on parity with the convertible perpetual preferred stock with respect to the payment of dividends are in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, or (2) we fail to pay the redemption price on the date shares of convertible perpetual preferred stock are called for redemption, the holders of convertible perpetual preferred stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of our directors at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated or the redemption price on the convertible perpetual preferred stock have been fully paid or set apart for payment. The term of office of all directors elected by the holders of convertible perpetual preferred stock will terminate immediately upon the termination of the rights of the holder of convertible perpetual preferred stock to vote for directors. Holders of shares of convertible perpetual preferred stock will have one vote for each share of convertible perpetual preferred stock held.

Ranking	Our convertible perpetual preferred stock will be, with respect to dividend rights and rights upon liquidation, winding up or dissolution:

• junior to all our existing and future debt obligations;

• junior to each other class or series of our capital stock other than (1) our common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to the convertible perpetual preferred stock and (2) any other class or series of our capital stock, the terms of which provide that such class or series will rank on parity with the convertible perpetual preferred stock;

• on parity with (1) our 6.75% mandatory convertible preferred stock and (2) any other class or series of our capital stock the terms of which provide that such class or series will rank on parity with the convertible perpetual preferred stock;

• senior to our common stock and any other class or series of our capital stock, the terms of which provide that such class or series will rank junior to the convertible perpetual preferred stock; and

• effectively junior to all of our subsidiaries’ (1) existing and future liabilities and (2) capital stock held by others.

Risk factors	See “Risk factors” beginning on page S-9 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our convertible perpetual preferred stock.

Absence of a public market for the convertible perpetual preferred stock	The shares of convertible perpetual preferred stock are new securities for which there is currently no public market. We cannot assure you that any active or liquid market will develop for our convertible perpetual preferred stock.

NYSE symbol for our common stock	Our common stock is traded on the New York Stock Exchange under the symbol “MMR.”

Transfer agent and registrar	BNY Mellon Shareowner Services.

Risk factors

An investment in our convertible perpetual preferred stock involves certain risks. Before making an investment decision, you should carefully consider the risks described below and the risks relating to financial matters and our operations disclosed in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Item 1A of Part II of our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We caution readers that these, among other risks, may in some cases have affected, and in the future could affect, our actual consolidated results and could cause our actual consolidated results in the future to differ materially from the expectations expressed in forward-looking statements included in this prospectus supplement and the accompanying prospectus, including any documents incorporated herein or therein by reference. The market or trading price of our convertible perpetual preferred stock could decline due to any of these risks or other factors, and you may lose all or part of your investment.

Risks related to our convertible perpetual preferred stock

We may be unable to pay, or could be prevented from paying, dividends on shares of our convertible perpetual preferred stock.

We have substantial indebtedness and, as a result, significant debt service obligations. As of March 31, 2009, our principal long-term indebtedness outstanding was approximately $374.7 million, representing approximately 59.8 percent of our total capitalization, and our total stockholders’ equity was $252.1 million. For fiscal year 2008, our net interest expense was $50.9 million. We sustained a net loss from continuing operations of $211.2 million in 2008 and, as a result, were unable to cover our fixed charges of $56.3 million. Our substantial debt could make it difficult for us to satisfy our dividend and other obligations under the convertible perpetual preferred stock.

Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay cash dividends on the convertible perpetual preferred stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the convertible perpetual preferred stock, we may not have sufficient cash to pay dividends on the convertible perpetual preferred stock.

In addition, because we are a holding company with no material assets other than the capital stock of our subsidiaries, our ability to repay our indebtedness or pay dividends is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, loan, debt repayment or otherwise. Except with respect to any guarantee of our 11.875% Senior Notes, our subsidiaries do not have any obligation to make funds available to us to repay our indebtedness or pay dividends. Dividends from subsidiaries that are not wholly owned are shared with other equity owners.

Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to repay our indebtedness or pay dividends. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors and preferred stockholders.

Our convertible perpetual preferred stock ranks junior to all of our liabilities and will not limit our ability to incur future indebtedness that will rank senior to the convertible perpetual preferred stock.

The convertible perpetual preferred stock ranks junior to all of our liabilities. In the event of our bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the convertible perpetual preferred stock only after all of our indebtedness and other liabilities have been paid. In addition, the convertible perpetual preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and any capital stock of our subsidiaries held by others. The rights of holders of the convertible perpetual preferred stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of that subsidiary’s creditors and any such other equity holders. As of March 31, 2009, we had total consolidated liabilities of approximately $1.0 billion. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the convertible perpetual preferred stock then outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the convertible perpetual preferred stock, and the terms of the convertible perpetual preferred stock will not limit the amount of such debt or other obligations that we may incur.

An active trading market for the convertible perpetual preferred stock may not develop and you may be unable to resell your shares of preferred stock at or above the purchase price.

No trading market for the convertible perpetual preferred stock currently exists. No assurance can be given that an active trading market for the convertible perpetual preferred stock will develop or be sustained. In addition, the underwriters have advised us that they currently intend to make a market in the convertible perpetual preferred stock. However, they are not obligated to do so and may discontinue market-making activities at any time without notice. As a result, you may be unable to sell your shares of convertible perpetual preferred stock at a price equal to or greater than that which you paid, if at all.

Our ability to use our net operating loss carryforwards (“NOLs”) and a portion of our tax basis deductions may be significantly limited if we experience an “ownership change” as defined in section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).

As of March 31, 2009, we had approximately $350 million of federal NOLs available to offset future taxable income. Our ability to use our NOLs to offset future taxable income may be significantly limited under section 382 of the Code if we experience an “ownership change.”

In general, an ownership change will occur if there is a cumulative change in our ownership by “5% shareholders” (as defined in the Code) that exceeds 50 percent over a rolling three-year period. Shares issued in this offering of our convertible perpetual preferred stock and our concurrent offering of common stock will be included in determining the cumulative change in our ownership for section 382 purposes. We believe that our company would incur an ownership change if we sell all of the shares of convertible perpetual preferred stock offered hereby and all of the shares of common stock offered concurrently with this offering. If we do not exceed the threshold triggering an ownership change in connection with these offerings, future stock transactions that may not be within our control may also cause us to experience an ownership change.

If we experience an ownership change, the use of our NOLs will be subject to limitations under section 382. We could also be limited in our ability to use a portion of our tax basis deductions. These limitations will depend on various factors, including the market value of our company at the time of the ownership change. As a result, our future period tax liability could increase and, accordingly, adversely impact our future period cash flows. Limitations pertaining to the use of our NOLs could also result in the statutory expiration of a portion of our NOLs prior to use.

Our ability to issue preferred stock in the future could adversely affect the rights of holders of the convertible perpetual preferred stock and our common stock.

Our amended and restated certificate of incorporation authorizes us to issue up to 50,000,000 shares of preferred stock in one or more series on terms determined by our board of directors. As of May 31, 2009, we had 1,589,340 shares of 6.75% mandatory convertible preferred stock issued and outstanding. Our board of directors, without limitation, may authorize, increase the authorized amount of, or issue any shares of any series of preferred stock, whether such stock would rank junior, equal or senior to the convertible perpetual preferred stock. Our future issuance of any series of preferred stock under our certificate of incorporation could therefore effectively diminish or supersede dividends on, and the liquidation preference of, the convertible perpetual preferred stock we are offering hereby and adversely affect our common stock.

Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of the convertible perpetual preferred stock and impair our ability to raise equity capital.

Sales by us of a substantial amount of additional shares of our common stock in the public market, and the availability of shares for future sale, including shares of our common stock issuable upon the conversion of shares of the convertible perpetual preferred stock or upon exercise of outstanding options or other rights to acquire shares of our common stock, could adversely affect the prevailing market price of our common stock. This would adversely affect the value of the convertible perpetual preferred stock and could impair our future ability to raise capital through an offering of our equity securities.

If you convert your shares of convertible perpetual preferred stock, you will experience immediate dilution.

You may, at any time, convert your shares of convertible perpetual preferred stock into our common stock. If you convert your shares of convertible perpetual preferred stock into shares of our common stock, you will experience immediate dilution because the per share conversion price of the convertible perpetual preferred stock immediately after this offering will be higher than the net tangible book value per share of the outstanding common stock. In addition, you will also experience dilution when and if we issue additional shares of common stock, which we may be required to issue pursuant to options, warrants, our stock option plan or other employee or director compensation plans.

The price of our common stock, and therefore of the convertible perpetual preferred stock, may fluctuate significantly, which may make it difficult for you to resell the convertible perpetual preferred stock, or common stock issuable upon conversion of the convertible perpetual preferred stock, when you want or at prices you find attractive.

The price of our common stock on the New York Stock Exchange changes constantly. We expect that the market price of our common stock will continue to fluctuate. Because the convertible perpetual preferred stock is convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the convertible perpetual preferred stock. Holders who have received common stock upon conversion will also be subject to the risk of volatility and depressed prices.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

The trading price for the convertible perpetual preferred stock will be directly affected by the trading prices for our common stock, which is impossible to predict.

The price of our common stock could be affected by possible sales of our common stock by investors who view the convertible perpetual preferred stock as a more attractive means of equity participation in us and by hedging or arbitrage activity that may develop involving our common stock. The arbitrage could, in turn, affect the trading prices of the convertible perpetual preferred stock.

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult.

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult. These provisions:

•	authorize our board of directors to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

•	require a supermajority vote of stockholders in order to consummate a merger or other business combination transaction;

•	establish advance notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings; and

•	limit who may call stockholder meetings.

These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors other than the candidates nominated by our board of directors.

In addition, as a Delaware corporation, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders from consummating a merger with, or acquisition of, us for three years following the date that they acquired their stock position.

These provisions may deter an acquisition of us that might otherwise be attractive to stockholders.

The additional shares of our common stock payable on our convertible perpetual preferred stock in connection with a fundamental change may not adequately compensate you for the lost option time value of your shares of our preferred stock as a result of such fundamental change.

If a fundamental change (as defined herein) occurs, you may be entitled to receive, in addition to a number of shares equal to the applicable conversion rate, an additional number of shares (the “additional shares” or the “make-whole premium”) upon conversion as described under “Description of the preferred stock—Adjustment to shares delivered upon conversion upon certain corporate transactions.” The number of additional shares of our common stock will be determined based on the date on which the fundamental change becomes effective and the price paid per share of common stock in the fundamental change. While the increase in the conversion rate upon conversion is designed to compensate you for the lost option time value of your shares of convertible perpetual preferred stock as a result of the fundamental change, the increase is only an approximation of this lost value and may not adequately compensate you for your loss. If the stock price for such transaction (as determined under “Description of the preferred stock—Adjustment to shares delivered upon conversion upon certain corporate transactions”) is in excess of $      , or if such price is less than or equal to $      , in each case subject to adjustment in the same manner as such stock price, no make-whole premium will be paid.

We may not have sufficient earnings and profits in order for distributions on the convertible perpetual preferred stock to be treated as dividends.

The dividends payable by us on the convertible perpetual preferred stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, at the time of payment. If that occurs, it will result in the amount of the dividends that exceed such earnings and profits being treated first as a return of capital to the extent of the holder’s adjusted tax basis in the preferred stock, and the excess, if any, over such adjusted tax basis as capital gain. Such treatment will generally be unfavorable for corporate holders and may also be unfavorable to certain other holders. See “Material U.S. federal tax considerations—U.S. holders —Dividends.”

Use of proceeds

We intend to use the net proceeds from this offering, together with the net proceeds from our concurrent offering of 11,000,000 shares of our common stock for general corporate purposes, including capital expenditures.

Price range of common stock

Our common stock is listed and traded on the New York Stock Exchange under the symbol “MMR.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock on the New York Stock Exchange.

	High	Low

Fiscal Year 2007
First Quarter	$15.53	$11.01
Second Quarter	15.73	12.51
Third Quarter	17.93	12.94
Fourth Quarter	15.81	10.70
Fiscal Year 2008
First Quarter	18.62	12.50
Second Quarter	35.52	17.01
Third Quarter	29.88	19.55
Fourth Quarter	23.26	7.39
Fiscal Year 2009
First Quarter	12.35	3.14
Second Quarter (through June 12, 2009)	7.71	4.26

On June 12, 2009, there were 7,383 holders of record of our common stock and the last reported sale price of our common stock on the New York Stock Exchange was $7.25 per share.

Dividend policy

We have not in the past paid, and do not anticipate in the future paying, cash dividends on our common stock. In addition, our credit agreement currently prohibits our payment of dividends on our common stock. At such time, if ever, that such restrictions are lifted, the board of directors has the sole discretion as to the timing and amount of any cash dividends.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of March 31, 2009 on an (i) actual basis and (ii) as adjusted to reflect (a) our issuance and sale of 57,500 shares of     % convertible perpetual preferred stock in this offering, assuming exercise of the underwriters’ over-allotment option in full and (b) our concurrent issuance and sale of 12,650,000 shares of common stock, assuming exercise of the underwriters’ over-allotment option in full.

This table is derived from, should be read together with, and is qualified in its entirety by reference to (i) our unaudited consolidated financial statements and the accompanying notes and (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, which is incorporated herein by reference.

	As of March 31, 2009
(in thousands)	Actual	As adjusted

Cash and cash equivalents	$95,435	$

Long-term debt (including current portion):
Senior secured revolving credit facility	—		—
11.875% senior notes	300,000		300,000
5 1/4% convertible senior notes	74,720		74,720

Total long-term debt	$374,720		$374,720
Stockholders’ equity:
Preferred stock(a)	158,934
Common stock, par value $0.01 per share(b)	730
Capital in excess of par value of common stock	975,642
Accumulated deficit	(836,712)
Accumulated other comprehensive loss	(32)		(32)
Common stock held in treasury(c)	(46,443)		(46,443)

Total stockholders’ equity	$252,119	$

Total capitalization	$626,839	$

(a)	50,000,000 shares authorized; 1,589,340 shares of our 6.75% mandatory convertible preferred stock issued and outstanding as of March 31, 2009. As adjusted, reflects 57,500 shares of our convertible perpetual preferred stock offered hereby assuming exercise of the underwriters’ over-allotment option in full, recorded at the aggregate liquidation preference thereof.

(b)	150,000,000 shares authorized; 70,475,267 shares issued and outstanding at March 31, 2009; 83,125,267 shares issued and outstanding as adjusted for our concurrent offering of shares of our common stock assuming exercise of the underwriters’ over-allotment option in full. Excludes shares of our common stock issuable upon conversion of our % convertible perpetual preferred stock offered hereby, our 6.75% mandatory convertible preferred stock, our 5 1/4% convertible senior notes due 2011, and upon exercise of outstanding stock options and restricted stock units or upon the vesting of restricted stock awards.

(c)	2,508,660 shares held in treasury at an average price of $18.51 per share.

Description of convertible perpetual preferred stock

The shares of convertible perpetual preferred stock are to be issued pursuant to a certificate of designations to be dated as of June   , 2009. You may request a copy of the certificate of designations from us in the manner described above under “Where you can find more information.”

The following description is a summary of the material provisions of our convertible perpetual preferred stock and the certificate of designations. It does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the certificate of designations, including the definitions of terms used therein. Wherever particular provisions or defined terms of the certificate of designations or form of convertible perpetual preferred stock are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. We urge you to read the certificate of designations because it, and not this description, defines your rights as a holder of shares of convertible perpetual preferred stock.

As used in this “Description of convertible perpetual preferred stock” section, references to “McMoRan,” “we,” “our” or “us” refer solely to McMoRan Exploration Co. and not to our subsidiaries.

General

Under our amended and restated certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 50,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. As of May 31, 2009, there were issued and outstanding 1,589,340 shares of 6.75% mandatory convertible preferred stock, which are convertible into 12,817,232 shares of our common stock (assuming the maximum conversion rate of 8.0645 shares).

Upon consummation of this offering, we will issue        shares, or up to        shares if the underwriters’ exercise their over-allotment option in full, of our     % convertible perpetual preferred stock, $0.01 par value per share and $1,000 liquidation preference per share. When issued against the consideration therefor, the shares of convertible perpetual preferred stock will be validly issued, fully paid and nonassessable.

The holders of the shares of convertible perpetual preferred stock will have no preemptive rights or preferential rights to purchase or subscribe for stock, obligations, warrants or any other of our securities.

Ranking

Our convertible perpetual preferred stock, with respect to dividend rights and upon liquidation, winding up and dissolution, ranks:

•	junior to all our existing and future debt obligations;

•	junior to “senior stock,” which is each class or series of our capital stock other than (1) our common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to the convertible perpetual preferred stock and (2) any other class or series of our capital stock the terms of which provide that such class or series will rank on parity with the convertible perpetual preferred stock;

•	on parity with “parity stock,” which is (1) our 6.75% mandatory convertible preferred stock and (2) any other class or series of our capital stock that has terms which provide that such class or series will rank on parity with the convertible perpetual preferred stock;

•	senior to “junior stock,” which is our common stock and each class or series of our capital stock that has terms which provide that such class or series will rank junior to the convertible perpetual preferred stock; and

•	effectively junior to all of our subsidiaries’ (1) existing and future liabilities and (2) capital stock held by others.

The term “senior stock” includes warrants, rights, calls or options exercisable for or convertible into that type of stock.

Dividends

Holders of shares of our convertible perpetual preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment, cumulative cash dividends on each outstanding share of convertible perpetual preferred stock at the annual rate of     % of the liquidation preference per share. The dividend rate is initially equivalent to $      per share annually. The right of holders of shares of our convertible perpetual preferred stock to receive dividend payments is subject to the rights of any holders of shares of senior stock and parity stock.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2009. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day. Dividends will accumulate from the most recent date as to which dividends will have been paid or, if no dividends have been paid, from the date of original issuance of the convertible perpetual preferred stock. Dividends are payable to holders of record as they appear in our stock records at the close of business on February 1, May 1, August 1 and November 1 of each year or on a record date that may be fixed by our board of directors and that will be not more than 60 days nor fewer than 10 days before the applicable quarterly dividend payment date. Dividends will be cumulative from each quarterly dividend payment date, whether or not we have funds legally available for the payment of those dividends.

Dividends payable on the shares of convertible perpetual preferred stock for any period shorter than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on shares of our convertible perpetual preferred stock will be payable in cash. Accumulated unpaid dividends cumulate at the annual rate of     % and are payable in the manner provided above.

For so long as our convertible perpetual preferred stock is outstanding, (1) we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock and (2) neither we, nor any of our subsidiaries, will redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, in each case unless we have paid or set apart funds for the payment of all accumulated and unpaid dividends with respect to the shares of convertible perpetual preferred stock and any parity stock for all preceding dividend periods. As an exception to clause (2), we will be able to redeem, purchase or otherwise acquire for consideration parity stock pursuant to a purchase or exchange offer made on the same terms to all holders of convertible perpetual preferred stock and such parity stock.

Holders of our convertible perpetual preferred stock will not have any right to receive dividends that we may declare on our common stock. The right to receive dividends declared on our common stock will be realized only after conversion of such holder’s shares of convertible perpetual preferred stock into shares of our common stock.

Conversion rights

Holders of our convertible perpetual preferred stock may, at any time, convert shares of convertible perpetual preferred stock into fully paid and nonassessable shares of our common stock at a conversion rate of          shares of common stock per $1,000 liquidation preference of convertible perpetual preferred stock, subject to adjustments as described under “—Adjustments to the Conversion Rate.” This represents an initial conversion price of $      per share of convertible perpetual preferred stock.

A holder of shares of our convertible perpetual preferred stock may convert any or all of those shares by surrendering to us at our principal office or at the office of the conversion agent, as may be designated by our board of directors, the certificate or certificates for those shares of convertible perpetual preferred stock accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this prospectus supplement and specifying the name or names in which the holder wishes the certificate or certificates for shares of common stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of the shares of convertible perpetual preferred stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable full shares of our common stock to which the holder, or the holder’s transferee, of the shares of convertible perpetual preferred stock being converted will be entitled and (2) if less than the full number of shares of convertible perpetual preferred stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of convertible perpetual preferred stock to be converted so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive shares of common stock, and the person entitled to receive the shares of common stock will be treated for all purposes as having become the record holder of those shares of common stock at that time.

In lieu of the foregoing procedures, if our convertible perpetual preferred stock is held in global form, you must comply with The Depository Trust Company (“DTC”) procedures to convert your beneficial interest in respect of convertible perpetual preferred stock evidenced by a global share of convertible perpetual preferred stock.

If a holder of shares of convertible perpetual preferred stock exercises conversion rights, upon delivery of the shares for conversion, those shares will cease to cumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of convertible perpetual preferred stock who convert their shares into our common stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends. A holder of shares of convertible perpetual preferred stock on a dividend payment record date who converts such shares into shares of our common stock prior to the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of convertible perpetual preferred stock on such dividend payment date. Accordingly, shares of convertible perpetual preferred stock surrendered for conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted.

Notwithstanding the foregoing, if shares of convertible perpetual preferred stock are converted during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date, and we have called such shares of convertible perpetual preferred stock for redemption during such period (which period includes the dividend payment date), the holder who tenders such shares for conversion will receive the dividend payable on such dividend payment date and need not include payment of the amount of such dividend upon surrender of shares of convertible perpetual preferred stock for conversion.

In case any shares of convertible perpetual preferred stock are to be redeemed, the right to convert those shares of convertible perpetual preferred stock will terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption unless we default in the payment of the redemption price of those shares.

In connection with the conversion of any shares of convertible perpetual preferred stock, no fractional shares of common stock will be issued, but we will pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the closing sale price of our common stock on the date the shares of convertible perpetual preferred stock are surrendered for conversion. If more than one share of convertible perpetual preferred stock will be surrendered for conversion by the same holder at the same time, the number of full shares of common stock issuable on conversion of those shares will be computed on the basis of the total number of shares of convertible perpetual preferred stock so surrendered.

We will at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of convertible perpetual preferred stock a number of our authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of convertible perpetual preferred stock.

Before the delivery of any securities that we will be obligated to deliver upon conversion of the convertible perpetual preferred stock, we will comply with all applicable federal and state laws and regulations that require action to be taken by us. All shares of common stock delivered upon conversion of the convertible perpetual preferred stock will upon delivery be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

Adjustment to shares delivered upon conversion upon certain corporate transactions

If you elect to convert your shares of convertible perpetual preferred stock at any time from, and including, the effective date of a “fundamental change,” as defined below, to, and including, the 25th trading day immediately following the effective date of such fundamental change (such period, the “fundamental change period”), the applicable conversion rate will be increased by an additional number of shares of our common stock (these shares being referred to as the additional shares) as described below. We will notify holders of the anticipated effective date of such fundamental change and issue a press release as soon as practicable after we first determine the anticipated effective date of such fundamental change, and use commercially reasonable efforts to make such determination in time to deliver such notice 50 business days in advance of such anticipated effective date; provided that we will not be required to give such notice or issue such press release more than 50 business days in advance of such anticipated effective date.

A “fundamental change” will be deemed to have occurred at such time after the original issuance of the convertible perpetual preferred stock when the following has occurred:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of our total outstanding voting stock other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

(2) we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us.

Notwithstanding the foregoing, in the case of a transaction or event described above, a fundamental change will not be deemed to have occurred if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of common stock, depositary receipts or other certificates representing common equity interests, in each case, that are traded on a national securities exchange or that will be so traded when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the shares become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion rights”).

The definition of fundamental change includes a phrase relating to the lease, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, whether there may be an adjustment to the applicable conversion rate as a result of a lease, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

The number of additional shares by which the conversion rate for the shares of convertible perpetual preferred stock will be increased for conversions that occur during the fundamental change period will be determined by reference to the table below, based on the date on which the fundamental change occurs (the “effective date”) and the price (the “stock price”) paid or deemed paid per share of our common stock in the fundamental change. If holders of our common stock receive only cash in the case of a fundamental change described above, the stock price shall be the cash amount paid per share of our common stock. In the case of any other fundamental change, the stock price shall be the average of the last reported sales prices of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the applicable conversion rate of the shares of convertible perpetual preferred stock is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate in effect immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the applicable conversion rate as set forth under “—Adjustments to the conversion rate.”

The following table sets forth numbers of additional shares to be received per share of convertible perpetual preferred stock based on hypothetical stock prices and effective dates:

Effective Date	Stock price

, 2009
June [ ], 2010
June [ ], 2011
June [ ], 2012
June [ ], 2013
June [ ], 2014
June [ ], 2015
June [ ], 2016
June [ ], 2017
June [ ], 2018
June [ ], 2019

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the stock price is greater than $ per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	if the stock price is less than $ per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion of the shares of convertible perpetual preferred stock exceed           per share of convertible perpetual preferred stock, subject to adjustments in the same manner as the applicable conversion rate as set forth under “—Adjustments to conversion rate.”

Our obligation to increase the applicable conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Adjustments to the conversion rate

The conversion rate is subject to adjustment from time to time if any of the following events occur:

•	the issuance of our common stock as a dividend or distribution on our common stock;

•	certain subdivisions and combinations of our common stock;

•	the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock at less than the current market price of our common stock;

•	the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of indebtedness or assets (including securities, but excluding (1) those rights and warrants referred to above or (2) dividends or distributions paid exclusively in cash);

In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interest in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;

•	distributions consisting exclusively of cash to all holders of shares of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding up); if there is a dividend or distribution to which this bullet point applies, the conversion rate will be adjusted by multiplying the applicable conversion rate by a fraction,

•	the numerator of which will be the current market price of our common stock; and

•	the denominator of which will be the current market price of our common stock minus the amount per share of such dividend or distribution; and

•	we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

We do not currently have a stockholders rights plan. To the extent that we have a rights plan in effect upon conversion of any shares of convertible perpetual preferred stock into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan with respect to such common stock, unless prior to any conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described above, subject to readjustment in the event of expiration, termination or redemption of such rights.

“Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange on the principal other market on which our common stock is then traded.

The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, the “closing sales price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The closing sale price shall be determined without reference to any extended or after-hours trading.

“Current market price” of our common stock on any day means the average of the closing price per common stock for each of the ten consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your convertible perpetual preferred stock, you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the convertible perpetual preferred stock into our common stock immediately prior to any of these events. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the shares will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

We may not become a party to any such transaction unless its terms are consistent with the foregoing.

You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Material U.S. federal tax considerations.”

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Material U.S. federal tax considerations for non-U.S. holders of common stock.”

Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional redemption

We may not redeem any shares of convertible perpetual preferred stock before June   , 2014. On or after June   , 2014, we will have the option to redeem some or all the shares of convertible perpetual preferred stock at a redemption price of 100% of the liquidation preference, plus accumulated and unpaid dividends to the redemption date, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price in effect on each such day. In addition, if on or after June   , 2014, on any quarterly dividend payment date, the total number of shares of convertible perpetual preferred stock outstanding is less than 15% of the total number of shares of the convertible perpetual preferred stock outstanding after this offering (after giving effect to the exercise of the underwriters’ over-allotment option described under “Underwriting”), we will have the option to redeem the shares of outstanding convertible perpetual preferred stock, in whole but not in part, at a redemption price of 100% of the liquidation preference, plus accumulated and unpaid dividends to the redemption date. If full cumulative dividends on the convertible perpetual preferred stock have not been paid, the convertible perpetual preferred stock may not be redeemed and we may not purchase or acquire any shares of convertible perpetual preferred stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of convertible perpetual preferred stock and any parity stock.

We may elect to pay the redemption price in cash, common stock, or a combination of cash and common stock. The number of shares of common stock a holder will receive will equal the relevant amount of the redemption price divided by 95% of the average of the closing sale prices of our common stock for the five trading days ending on the third trading day prior to the redemption date. However, we may not pay the purchase price in common stock or a combination of common stock and cash unless we satisfy certain conditions prior to the redemption date as provided in the certificate of designations, including:

•	registration of the shares of our common stock, to be issued upon redemption under the Securities Act and the Exchange Act, if required;

•	qualification of the shares of our common stock to be issued upon redemption under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of our common stock on a United States national securities exchange

In the event of an optional redemption, we will send a written notice by first class mail to each holder of record of our convertible perpetual preferred stock at such holder’s registered address, not fewer than 20 nor more than 90 days prior to the redemption date, stating, among other things, whether the redemption price will be paid in cash or common stock, or a combination thereof and, if a combination, specifying the portions payable in cash and common stock. In addition, we will (1) publish such information once in a daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, City of New York, (2) issue a press release containing such information and (3) publish such information on our website on the World Wide Web.

Because the average closing sale price of our common stock will be determined prior to the redemption date, holders of convertible perpetual preferred stock bear the market risk that our common stock will decline in value between the date the average closing sale price is calculated and the redemption date. In addition, because the number of shares of our common stock that you will receive upon any redemption for shares is based on the average closing sale price for a 5 trading day period, the market value of those shares on the date of receipt may be less than the value of those shares based on the average closing sale price.

If we give notice of redemption, then, by 12:00 p.m., New York City time, on the redemption date, to the extent funds are legally available, we shall, with respect to:

•	shares of convertible perpetual preferred stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC, cash or common stock sufficient to pay the redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to holders of such shares of convertible perpetual preferred stock; and

•	shares of convertible perpetual preferred stock held in certificated form, deposit or cause to be deposited, irrevocably with the paying agent, cash or common stock sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to holders of such shares of convertible perpetual preferred stock upon surrender of their certificates evidencing their shares of convertible perpetual preferred stock.

If on the redemption date DTC and the paying agent hold cash or common stock sufficient to pay the redemption price for the shares of convertible perpetual preferred stock delivered for redemption in accordance with the terms of the certificate of designations, dividends will cease to accumulate on those shares of convertible perpetual preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Payment of the redemption price for the shares of convertible perpetual preferred stock is conditioned upon book-entry transfer of or physical delivery of certificates representing our convertible perpetual preferred stock, together with necessary endorsements, to the paying agent, or to the paying agent’s account at DTC, at any time after delivery of the redemption notice. Payment of the redemption price for the convertible perpetual preferred stock will be made (1) if book-entry transfer of or physical delivery of the convertible perpetual preferred stock has been made by or on the redemption date, on the redemption date, or (2) if book-entry transfer of or physical delivery of the convertible perpetual preferred stock has not been made by or on such date, at the time of book-entry transfer of or physical delivery of the convertible perpetual preferred stock.

If the redemption date falls after a dividend payment record date and before the related dividend payment date, holders of the shares of convertible perpetual preferred stock at the close of business on that dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date. In that case, the redemption price payable on such redemption date will include only the liquidation preference, and will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date.

In the case of any partial redemption, we will select the shares of convertible perpetual preferred stock to be redeemed on a pro rata basis, by lot or any other method that we, in our discretion, deem fair and appropriate.

Our amended and restated certificate of incorporation provides that we may not redeem our common stock or other junior stock (as defined in “Description of convertible perpetual preferred stock—Ranking”) if we have not paid or set apart for payment all accumulated dividends for the current and prior dividend periods in respect of shares that have a right to cumulative dividends.

Voting rights

Unless otherwise determined by our board of directors, holders of shares of convertible perpetual preferred stock will not have any voting rights except as described below, as provided in our amended and restated certificate of incorporation or as otherwise required from time to time by law. Whenever (1) dividends on any shares of convertible perpetual preferred stock or any other class or series of stock ranking on parity with the convertible perpetual preferred stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (2) we fail to pay the redemption price on the date shares of convertible perpetual preferred stock are called for redemption, the holders of shares of convertible perpetual preferred stock (voting separately as a class with all other series of other convertible perpetual preferred stock on parity with the convertible perpetual preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of our directors at the next annual meeting of stockholders and each subsequent meeting until the redemption price or all dividends accumulated on the convertible perpetual preferred stock have been fully paid or set aside for payment. The term of office of all directors elected by the holders of convertible perpetual preferred stock will terminate immediately upon the termination of the right of the holders of convertible perpetual preferred stock to vote for directors. Each holder of shares of our convertible perpetual preferred stock will have one vote for each share of convertible perpetual preferred stock held.

So long as any shares of our convertible perpetual preferred stock remain outstanding, we will not, without the consent of the holders of at least two-thirds of the shares of convertible perpetual preferred stock outstanding at the time, voting separately as a class with all other series of convertible perpetual preferred stock upon which like voting rights have been conferred and are exercisable issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding convertible perpetual preferred stock as to dividends or upon liquidation. In addition, we will not amend, alter or repeal provisions of our amended and restated certificate of incorporation or of the resolutions contained in the certificate of designations, whether by merger, consolidation or otherwise, so as to amend, alter or affect any power, preference or special right of the outstanding convertible perpetual preferred stock or the holders thereof without the affirmative vote of not less than two-thirds of the issued and outstanding convertible perpetual preferred stock; provided, however, that any increase in the amount of the authorized common stock or authorized preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on parity with or junior to the convertible perpetual preferred stock as to dividends and upon liquidation will not be deemed to materially and adversely affect such powers, preference or special rights.

Liquidation preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our company resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of convertible perpetual preferred stock will be entitled to payment out of our assets available for distribution of an amount equal to the liquidation preference per share of convertible perpetual preferred stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, or winding up, before any distribution is made on any junior stock, including our common stock, but after any distributions on any of our indebtedness. After payment in full of the liquidation preference and all accumulated and unpaid dividends to which holders of shares of convertible perpetual preferred stock are entitled, holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to shares of convertible perpetual preferred stock and all other parity stock are not paid in full, holders of shares of convertible perpetual preferred stock and holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our company with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into our company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our company.

We are not required to set aside any funds to protect the liquidation preference of the shares of convertible perpetual preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of convertible perpetual preferred stock.

Transfer agent, paying agent, conversion agent and registrar

The transfer agent, paying agent, conversion agent and registrar for our convertible perpetual preferred stock is BNY Mellon Shareowner Services.

Book-entry system

Our convertible perpetual preferred stock will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the convertible perpetual preferred stock. Owners of beneficial interests in the convertible perpetual preferred stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the convertible perpetual preferred stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the convertible perpetual preferred stock under the global securities or the certificate of designations. Our company and any of our agents may treat DTC as the sole holder and registered owner of the global securities.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts. eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Exchange of global securities

Our convertible perpetual preferred stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

Material U.S. federal tax considerations

The following is a summary of the material U.S. federal income tax and, for non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of our convertible perpetual preferred stock and our common stock. Except where noted, this summary deals only with our preferred stock and our common stock held as capital assets. As used herein, the term “U.S. holder” means a beneficial owner of our convertible perpetual preferred stock or our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of our preferred stock or our common stock (other than a partnership) that is not a U.S. holder.

This summary is not a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding our preferred stock or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”;

•	a United States expatriate; or

•	a non-U.S. holder (as defined below) that owns, or is deemed to own, more than 5% of our common stock, more than 5% of the preferred stock or preferred stock having a fair market value greater than the fair market value of 5% of our common stock.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

If a partnership holds our preferred stock or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our preferred stock or our common stock, you should consult your own tax advisors.

This summary does not address all aspects of U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address any tax consequences under the laws of any state, local or foreign jurisdiction. If you are considering the purchase of our convertible perpetual preferred stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of our convertible perpetual preferred stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. holders

Dividends

Distributions on our preferred stock or our common stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income, although possibly at reduced rates, as discussed below. Although we expect that our current and accumulated earnings and profits will be such that all distributions paid with respect to our preferred stock or our common stock will qualify as dividends for U.S. federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on our preferred stock or our common stock exceeds our current and accumulated earnings and profits attributable to that share of our preferred stock or our common stock, the distribution first will be treated as a tax-free return of capital and will be applied against and will reduce the U.S. holder’s adjusted tax basis (but not below zero) in that share of our preferred stock or our common stock. This reduction in basis will increase any gain, or reduce any loss realized by the U.S. holder on the subsequent sale, redemption or other disposition of our preferred stock or our common stock. The amount of any such distribution in excess of the U.S. holder’s adjusted tax basis will be taxed as capital gain.

For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on our preferred stock or our common stock will constitute dividends for U.S. federal income tax purposes.

If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends-received deduction under the Code. However, the Code disallows this dividends-received deduction in its entirety if our preferred stock or our common stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date that is 45 days before the date on which our preferred stock or our common stock became ex-dividend with respect to such dividend. Other exceptions and restrictions may apply to reduce or eliminate the benefits of the dividends-received deduction to a corporate U.S. holder.

Under current law, provided certain holding period requirements are satisfied, dividends received by U.S. holders that are individuals generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense.

Sale or other disposition

A sale, exchange, or other disposition of our preferred stock or our common stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition and a U.S. holder’s adjusted tax basis in our preferred stock or our common stock, as the case may be. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for our preferred stock or our common stock exceeds one year. Under current law, net long-term capital gain realized by U.S. holders that are individuals is subject to a reduced maximum tax rate of 15%. After December 31, 2010, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations.

Conversion of preferred stock into common stock

As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of our preferred stock. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the preferred stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which the converted preferred stock was held prior to conversion.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share.

Adjustment of conversion rate

The conversion rate of the preferred stock is subject to adjustment under certain circumstances. U.S. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. holder of our preferred stock as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “U.S. holders—Dividends,” if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. For example, an increase in the conversion ratio to reflect a taxable dividend to holders of common stock or to reflect an undeclared dividend on the preferred stock will generally give rise to a deemed taxable dividend to the holders of preferred stock to the extent of our current and accumulated earnings and profits. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the preferred stock, however, will generally not be considered to result in a constructive dividend distribution.

Redemption for cash

U.S. holders will generally recognize capital gain or loss on the redemption of their preferred stock for cash, provided that the redemption meets at least one of the following requirements as determined under federal income tax principles:

•	the redemption is not essentially equivalent to a dividend;

•	the redemption results in a complete termination of their interest in our stock (preferred and common); or

•	the redemption is substantially disproportionate with respect to U.S. holders.

In determining whether any of the above requirements applies, shares considered to be owned by a U.S. holder by reason of certain attribution rules must be taken into account. A redemption is not essentially equivalent to a dividend if the redemption results in a “meaningful reduction” in the holder’s proportionate interest in the corporation. It may be more difficult for a person who owns, actually or constructively by operation of the attribution rules, any of our common stock to satisfy any of the above requirements, including the requirements that there be a meaningful reduction in the holder’s proportionate interest in us.

If the redemption satisfies any of the above requirements, such capital gain or loss will be equal to the difference between the amount of cash received by U.S. holders and their tax basis in their redeemed preferred stock. The capital gain or loss will be long-term if the holding period for the preferred stock is more than one year. Notwithstanding the previous sentence, any cash received that is attributable to any accrued, declared and unpaid dividends on our preferred stock will be taxed as described above under “U.S. holders—Dividends.”

If the redemption does not satisfy any of the above requirements, then the entire amount received (without offset for their tax basis in their preferred stock redeemed) will be treated as a distribution taxable as described in “Taxation of Distributions” above. In such case, their tax basis in their redeemed preferred stock will be allocated to their remaining stock, if any. Prospective investors should consult their own tax advisors as to the U.S. federal income tax consequences of a redemption of the preferred stock.

Redemption solely for common stock

U.S. holders will not recognize gain or loss on our redemption of their preferred stock solely for our common stock (except that the value of common stock received that is attributable to either declared and unpaid dividends or any dividends in arrears on their preferred stock will be taxed as described above under “U.S. holders—Dividends”). The tax basis of the common stock received will equal the tax basis of the preferred stock redeemed, and the holding period for the common stock received will include the holding period of the preferred stock redeemed (except that the portion, if any, of common stock received that constitutes a payment in respect of dividends will have a tax basis equal to its fair market value at the time of the redemption and a new holding period commencing on the day following the redemption).

Redemption for a combination of cash and common stock

The U.S. federal income tax treatment of a U.S. holder’s redemption of the preferred stock for a combination of cash and our common stock is uncertain. U.S. holders should consult their own tax advisor to determine the correct treatment of such a redemption.

Such a redemption could be treated by the IRS as a single recapitalization with the receipt of boot. Under this treatment, U.S. holders would recognize gain, but not loss, equal to the lesser of (1) the excess of the fair market value of our common stock plus the cash received in redemption of the preferred stock over their adjusted tax basis in their preferred stock redeemed and (2) the amount of cash received in the redemption. Notwithstanding the previous sentence, any cash or shares of common stock that are determined to constitute a payment in respect of declared and unpaid dividends or any dividends in arrears on the preferred stock will be taxed as described above under “U.S. holders—Dividends.” U.S. holders’ basis for our common stock received will equal their basis in their preferred stock redeemed plus any gain recognized and minus the cash received. Their holding period for the common stock will include their holding period in the preferred stock redeemed. The gain recognized upon such redemption will be capital gain, and will be long-term if the holding period for the preferred stock redeemed is more than one year, unless the redemption has the effect of the distribution of a dividend (See discussion of “essentially equivalent to a dividend” under “U.S. holder—Redemption for cash”). In that case, the gain recognized upon the redemption, as determined above, will be treated as a dividend to the extent of the U.S. holders’ ratable share of our earnings and profits. For purposes of determining whether gain will be treated as a dividend, stock (including our common stock) owned by U.S. holders actually and constructively through attribution rules will be taken into account.

Alternatively, such a redemption could be bifurcated by the IRS and treated as a separate conversion of preferred stock into common stock and a separate redemption of preferred stock solely for cash. In that event, the portion of the preferred stock converted into common stock would be treated as described above under “U.S. holder—Redemption solely for common stock.” The portion of the preferred stock converted into cash would be treated as described above under “U.S. holder—Redemption for cash.” U.S. holders generally would allocate their adjusted tax basis in their preferred stock among the portion of the preferred stock that is deemed to have been converted into common stock and the portion of the preferred stock that is deemed to have been converted solely for cash based on the relative fair market value of the common stock and the amount of cash received upon conversion.

Information reporting and backup withholding on U.S. holders

In general, information reporting will apply to dividends in respect of our preferred stock or our common stock and the proceeds from the sale, exchange or other disposition of our preferred stock or our common stock, unless a U.S. holder is an exempt recipient such as a corporation. Backup withholding may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund provided the required information is furnished to the IRS.

Non-U.S. holders

Dividends

Generally, dividends (including distributions in the form of our common stock taxable as dividends, any constructive distributions taxable as dividends as described below and any cash or shares of our common stock paid if a non-U.S. holder elects to convert the preferred stock held by such non-U.S. holder in certain circumstances and that is treated as a dividend) paid to a non-U.S. holder with respect to our preferred stock or our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty so long as the non-U.S. holder can provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty. If, however, the dividends are (i) effectively connected with the conduct of a trade or business carried on by the non-U.S. holder within the United States and (ii) if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder, such dividends will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. Non-U.S. holders can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments. Under applicable U.S. Treasury regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

Sale or other disposition

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the sale or exchange of our preferred stock or our common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•	in the case of a nonresident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”), as described below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or the non-U.S. holder owns or has owned a threshold amount of our preferred or common stock, as described below.

We believe that we are a USRPHC because the fair market value of our U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. Assuming this is and remains the case, a non-U.S. holder will be subject to U.S. federal income and withholding tax on income or gain realized on the sale or exchange of our preferred stock or our common stock, unless our common stock continues to be regularly traded (within the meaning of applicable U.S. Treasury regulations) and:

•	such non-U.S. holder of our preferred stock has not owned and is not deemed to have owned more than 5% of our preferred stock during a specified period prior to the disposition of any of the stock, if our preferred stock is regularly traded (within the meaning of applicable U.S. Treasury regulations);

•	such non-U.S. holder of our preferred stock has not owned and is not deemed to have owned preferred stock having a fair market value greater than the fair market value of 5% of our common stock during a specified period prior to the disposition of any of the stock, if our preferred stock is not regularly traded (within the meaning of applicable U.S. Treasury regulations); and

•	such non-U.S. holder of our common stock has not owned and is not deemed to have owned more than 5% of our common stock during a specified period prior to the disposition of any of the stock.

Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our preferred stock or our common stock, or as owning preferred stock having a fair market value greater than the fair market value of 5% of our common stock, should consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of preferred stock or common stock.

Conversion into common stock

Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of common stock upon the conversion of our preferred stock, except with respect to any cash received in lieu of a fractional share, which will be taxed as described above under “Non-U.S. holders—Sale or other disposition.” However, a conversion of our preferred stock into our common stock by certain non-U.S. holders may be subject to U.S. federal income tax and withholding, including in particular the conversion by a non-U.S. holder of our preferred stock with a fair market value greater than the fair market value of 5% of our publicly traded common stock into common stock with a fair market value of no more than 5% of the fair market value of our publicly traded common stock.

Adjustment of conversion rate

As described above under “U.S. holders—Adjustment of conversion rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “Non-U.S. holders—Dividends.” It is possible that U.S. federal tax on the deemed distributions would be withheld from dividends, shares of common stock or sales proceeds subsequently paid or credited to a non-U.S. holder. A non-U.S. holder who is subject to withholding tax under such circumstances should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax.

Redemption for cash

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash in redemption of the preferred stock unless one of the three conditions described in the first set of bullet points under “Non-U.S. holders—Sale or other disposition” above applies. However, as described above under “Non-U.S. holder—Sale or other disposition,” we believe that we are a USRPHC. Assuming this is and remains the case, redemptions of preferred stock for cash will be taxed as described under “U.S. holders—Redemption for cash,” unless our common stock continues to be regularly traded (within the meaning of applicable U.S. Treasury regulations) and the non-U.S. holder satisfies the three threshold requirements described in the second set of bullet points under “Non-U.S. holders—Sale or other disposition.”

Redemption solely for common stock

Redemptions of preferred stock solely for common stock will be taxed as described under “U.S. holders— Redemption solely for common stock.”

Redemption for a combination of cash and common stock

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash and common stock in redemption of the preferred stock unless one of the three conditions described in the first set of bullet points under “Non-U.S. holders—Sale or other disposition” above applies. However, as described above under “Non-U.S. holder—Sale or other disposition,” we believe that we are a USRPHC. Assuming this is and remains the case, redemptions of preferred stock for a combination of cash and common stock will be taxed as described under “U.S. holders—Redemption for a combination of cash and common stock,” unless our common stock continues to be regularly traded (within the meaning of applicable U.S. Treasury regulations) and the non-U.S. holder satisfies the three threshold requirements described in the second set of bullet points under “Non-U.S. holders—Sale or other disposition.”

Federal estate tax

Our preferred stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Information reporting and backup withholding on non-U.S. holders

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding with respect to dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined in the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our preferred stock or our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the holder certifies under penalty of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Underwriting

We are offering shares of our     % convertible perpetual preferred stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of convertible perpetual preferred stock listed next to its name in the following table:

Name	Number of Shares

J.P. Morgan Securities Inc.

Total	50,000

The underwriters are committed to purchase all the shares of our     % convertible perpetual preferred shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

Some of our directors and executive officers intend to purchase shares being offered pursuant to each of our concurrent offerings of common stock and convertible perpetual preferred stock.

The underwriters propose to offer the shares of our     % convertible perpetual preferred stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 7,500 additional shares of     % convertible perpetual preferred stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of convertible perpetual preferred stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of convertible perpetual preferred stock less the amount paid by the underwriters to us per share of convertible perpetual preferred stock. The underwriting fee is $      per share. The following table shows

the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Without	With full
	over-allotment	over-allotment
	exercise	exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, excluding the underwriting discounts and commissions, will be approximately $      , including approximately $      for accounting fees and expenses, $      for legal fees and expenses, $      for printing fees and expenses and $      for miscellaneous other fees and expenses.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Other than our concurrent offering of common stock, we have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our convertible perpetual preferred stock or our common stock or any securities convertible into or exercisable or exchangeable for shares of our convertible perpetual preferred stock or our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our convertible perpetual preferred stock or our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc., other than (A) shares of our common stock issuable upon exercise of an option or the conversion of securities outstanding as of the date hereof 9in addition to shares of our common stock issuable upon conversion of our     % convertible perpetual preferred stock offered hereby) and (B) any shares of our common stock issued upon the exercise of options granted under existing employee stock option plans.

Our executive officers, including our co-chairmen of the board, have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or convertible perpetual preferred stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, common stock or convertible perpetual preferred stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or convertible perpetual preferred stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or convertible perpetual preferred stock or such other securities, in cash or otherwise. The foregoing restrictions will not apply to (a) transfers of shares of our convertible perpetual preferred stock or options to purchase our convertible perpetual preferred stock made as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by the restrictions set forth herein, (b) transfers of shares of our convertible perpetual preferred stock or options to purchase our convertible perpetual preferred stock made to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (c) transfers of shares of our convertible perpetual preferred stock to us in satisfaction of any tax withholding obligation of the undersigned or in payment of the exercise price for any stock option exercised by the undersigned; provided, however, that in the case of any transfer clause (a), (b), or (c) of the prior sentence, neither the party subject to the lock-up agreement nor the recipient shall be required to, or voluntarily, file a report under Section 16 of the Exchange Act of 1934, as amended reporting a reduction in beneficial ownership of our convertible perpetual preferred stock during the lock-up period.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our convertible perpetual preferred stock in the open market for the purpose of preventing or retarding a decline in the market price of the convertible perpetual preferred stock while this offering is in progress. These stabilizing transactions may include making short sales of the convertible perpetual preferred stock, which involves the sale by the underwriters of a greater number of shares of convertible perpetual preferred stock than they are required to purchase in this offering, and purchasing shares of convertible perpetual preferred stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the convertible perpetual preferred stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the     % convertible perpetual preferred stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase shares of our convertible perpetual preferred stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the convertible perpetual preferred stock or preventing or retarding a decline in the market price of the convertible perpetual preferred stock, and, as a result, the price of the convertible perpetual preferred stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manager for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Under our senior secured credit agreement, effective August 6, 2007, JPMorgan Chase Bank N.A., is administrative agent, and J.P. Morgan Securities Inc. is a joint bookrunner and joint lead arranger. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, J.P. Morgan Securities Inc. acted as financial advisors to us in connection with our 2007 acquisition of certain oil and natural gas properties from Newfield Exploration Company, and is currently acting as an underwriter in connection with our concurrent offering of our common stock.

Legal matters

The validity of the shares of our convertible perpetual preferred stock being offered by us has been passed upon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana and certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

Experts

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of our internal control over financial reporting as of December 31, 2008 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

With respect to our unaudited condensed consolidated interim financial information as of March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008 incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 5, 2009, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which report is incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Securities Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

Reserves

The information regarding our proved oil and gas reserves as of December 31, 2008, 2007 and 2006 that is included or incorporated by reference herein, has been reviewed and verified by Ryder Scott Company, L.P. (“Ryder Scott”). This reserve information has been included or incorporated by reference herein upon the authority of Ryder Scott, as experts in petroleum engineering and oil and gas reserve determination.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and our website at http://www.mcmoran.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus supplement specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and accompanying prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of the offerings of all of the securities covered by this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus are part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	The portions of our definitive Proxy Statement filed on April 22, 2009 incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008; and

•	Registration Statement on Form 8-A, as amended, for a description of our capital stock, filed on June 15, 2009, including any amendments or reports filed for the purpose of updating such description, which is also incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number: McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112, (504) 582-4000.

This prospectus supplement and any accompanying prospectus or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus supplement. The descriptions of these agreements contained in this prospectus supplement and accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus supplement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

$1,500,000,000

McMoRan Exploration Co.

Common stock, preferred stock, debt securities,
warrants, purchase contracts and units

We may from time to time sell any combination of common stock, preferred stock, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $1,500,000,000. The preferred stock, debt securities, warrants and units described in this prospectus may be convertible into or exercisable or exchangeable for common stock or preferred stock or other securities. The securities offered by this prospectus may be sold separately or sold as units with other securities offered hereby.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific amounts, prices and terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus and the applicable prospectus supplement, together with the additional information described below, before you invest in any securities.

We may sell these securities directly to our stockholders or to purchasers or through underwriters, dealers or other agents as designated from time to time. If any underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, the prospectus supplement will set forth their names and any applicable fees, commissions or discounts.

Our common stock is listed on the New York Stock Exchange under the trading symbol “MMR.”

Investing in these securities involves certain risks. See “Risk Factors” in the applicable Prospectus Supplement and in our annual report on Form 10-K for the year ended December 31, 2006, and in our subsequent quarterly reports, which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is October 5, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “McMoRan,” “MMR”, “we,” “us,” and “our” refer to McMoRan Exploration Co. and all entities owned or controlled by McMoRan Exploration Co.

i

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

McMoRan Exploration Co.

We engage in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. We have one of the largest acreage positions in the shallow waters of the Gulf of Mexico and Gulf coast areas, which are our regions of focus. Our oil and gas operations are conducted through McMoRan Oil & Gas LLC (MOXY), our principal operating subsidiary. Since 2004, we have participated in 17 discoveries on 31 prospects that have been drilled and evaluated, including four discoveries announced in 2007. We recently announced a potentially significant discovery called Flatrock on OCS Block 310 at South Marsh Island Block 212. Four additional prospects are either in progress or not fully evaluated.

On August 6, 2007, we completed our acquisition of substantially all of the proved property interests and related assets of Newfield Exploration Company (“Newfield”) on the outer continental shelf of the Gulf of Mexico for total cash consideration of approximately $1.08 billion and the assumption of the related reclamation obligations. This acquisition had an effective date of July 1, 2007.

We conduct substantially all of our operations in the shallow waters of the Gulf of Mexico, commonly referred to as the “shelf,” and onshore in the Gulf coast region. We believe that we have significant exploration opportunities in large, deep geologic structures located beneath the shallow waters of the Gulf of Mexico shelf and often lying below shallow reservoirs where significant reserves have been produced, commonly referred to as “deep gas” or the “deep shelf” (from below 15,000 feet to 25,000 feet). Our acquisition of the Newfield properties significantly enhances our portfolio of shelf opportunities by increasing our gross acreage position, increasing our deep gas exploration potential, providing access to new “ultra deep” opportunities (below 25,000 feet) and establishing us as one of the largest producers in the “traditional shelf” (above 15,000 feet) of the Gulf of Mexico. Further, our shelf prospects are in proximity to existing oil and gas infrastructure, which generally allows production to be brought on line quickly and at lower development costs.

In addition to our oil and gas operations, we are pursuing the development of the Main Pass Energy HubTM (MPEHTM) project for the development of an LNG regasification and storage facility through our other wholly-owned subsidiary, Freeport-McMoRan Energy LLC (Freeport

Energy). The MPEHTM project is located at our Main Pass facilities located offshore in the Gulf of Mexico, 38 miles east of Venice, Louisiana. Following an extensive review, the Maritime Administration (MARAD) approved our license application for the MPEHTM project in January 2007. The MPEHTM facility is approved with a capacity of regasifying LNG at a peak rate of 1.6 Bcf per day, storing 28 Bcf of natural gas in salt caverns and delivering 3.1 Bcf of natural gas per day, including gas from storage, to the U.S. market.

Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112, and our telephone number is (504) 582-4000. Our website is located at www.mcmoran.com. The information on our website is not part of this prospectus.

Use of proceeds

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Six months ended
	June 30,		Years ended December 31,
	2007		2006		2005		2004		2003		2002

Ratio of earnings to fixed charges	(a	)	(a	)	(a	)	(a	)	(a	)	20.2x
Ratio of earnings to fixed
charges and preferred stock
dividends	(b	)	(b	)	(b	)	(b	)	(b	)	10.3x

(a)	We sustained a net loss from continuing operations of $21.1 million in the six months ended June 30, 2007, $44.7 million in 2006, $31.5 million in 2005, $52.0 million in 2004 and $41.8 million in 2003. We did not have any earnings from continuing operations to cover our fixed charges of $7.2 million for the six-month period ended June 30, 2007, $15.5 million in 2006, $17.5 million in 2005, $11.2 million in 2004 and $4.7 million in 2003.

(b)	We did not have any earnings from continuing operations to cover our charges and preferred stock dividends of $7.2 million for the six months ended June 30, 2007, $17.0 million in 2006, $19.0 million in 2005, $12.7 million in 2004 and $6.3 million in 2003.

For the ratio of earnings to fixed charges calculation, earnings consist of income (loss) from continuing operations and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest. For the ratio of earnings to fixed charges and preferred stock dividends calculation, we assumed that our preferred stock dividend requirements were equal to the earnings that would be required to cover those dividend requirements.

Description of McMoRan capital stock

This section describes the general terms and provisions of the capital stock offered by this prospectus. The applicable prospectus supplement will describe the specific terms of the capital stock offered under that applicable prospectus supplement and any general terms outlined in this section that will not apply to the capital stock.

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware, or the DGCL, and our amended and restated certificate of incorporation and our amended and restated bylaws. Copies of our amended and restated certificate of incorporation and our amended and restated bylaws are incorporated herein by reference and will be sent to you at no charge upon request. See “Where You Can Find More Information” below.

Authorized capital stock

As of the date of this prospectus, our amended and restated certificate of incorporation authorizes us to issue up to 150,000,000 shares of common stock, par value $0.01 per share, and up to 50,000,000 shares of preferred stock, par value $0.01 per share. As of August 31, 2007, 34.7 million shares of our common stock were issued and outstanding (not including the 2.5 million shares held in treasury).

In addition, as of August 31, 2007, we had options exercisable for an aggregate 7.9 million shares of our common stock outstanding at an average exercise price of $15.01 per share. Moreover, as of August 31, 2007, our outstanding 6% Convertible Senior Notes were convertible into approximately 7.1 million shares of our common stock at a conversion price of $14.25 per share, and our outstanding 5 1/4% Convertible Senior Notes were convertible into approximately 6.9 million shares of our common stock at a conversion price of $16.575 per share. Furthermore, we have warrants outstanding to purchase approximately 2.5 million shares of our common stock at an exercise price of $5.25 per share with 1.74 million of these warrants scheduled to expire in December 2007 and the remainder scheduled to expire in September 2008.

Common stock

Common stock outstanding. The issued and outstanding shares of common stock are, and the shares of common stock that we may issue in the future will be, validly issued, fully paid and nonassessable, and not subject to any preemptive or other similar right.

Voting rights. Each holder of our common stock is entitled to one vote for each share of common stock held of record on all matters as to which stockholders are entitled to vote. Holders of our common stock may not cumulate votes for the election of directors.

Dividend rights; rights upon liquidations. Subject to the preferences accorded to the holders of any series of preferred stock if and when issued by the board of directors, holders of our common stock are entitled to dividends at such times and amounts as the board of directors may determine. We have not in the past paid, and do not anticipate paying in the foreseeable future, cash dividends on our common stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, prior to any distributions to the holders of our common stock, our creditors will receive any payments to which they are entitled. Subsequent to those payments, the holders of our common stock will share ratably, according to the number of shares held by them, in our remaining assets, if any.

Other rights. Shares of our common stock are not redeemable or subject to any sinking fund provisions, and have no subscription, conversion or preemptive rights.

Transfer agent. The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

NYSE. Our common stock is listed on the New York Stock Exchange under the symbol “MMR.”

Preferred stock

General. No shares of our preferred stock are currently outstanding. Our board of directors is authorized, subject to the limits imposed by the DGCL to issue one or more series of preferred stock, to fix the number of shares to be included in each series of preferred stock, and to determine the designation of any series of preferred stock. Our board of directors is also authorized to determine the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that adversely affect the voting power or other rights of our common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of delaying, deferring or preventing our change in control and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock.

Prior to the issuance of shares of preferred stock of each series, we are required to file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and non-assessable and will not have any preemptive or similar rights. We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

•	the title or series and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption or repurchase, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material and/or special United States Federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank. Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

Anti-takeover effects of provisions of our amended and restated certificate of incorporation and amended and restated bylaws

General. Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. For a complete description of these provisions, please refer to our amended and restated certificate of incorporation and our amended and restated bylaws, which are incorporated herein by reference.

Specifically, our amended and restated certificate of incorporation and amended and restated bylaws provide for the following:

No written consent of stockholders. Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Special meetings of stockholders. Special meetings of our stockholders may be called only by the chairman, co-chairman, or any vice-chairman of the board of directors, or by our president and chief executive officer, or by a majority of the members of the board of directors.

Advance notice requirement. Stockholder proposals to be brought before an annual meeting or a special meeting of our stockholders must comply with advance notice procedures. These advance notice procedures require timely notice and apply in several situations, including stockholder proposals relating to the nominations of persons for election to the board of directors.

Supermajority voting/fair price requirements. Our amended and restated certificate of incorporation provides that a supermajority vote of our stockholders and the approval of our directors is required in connection with certain transactions that would result in a change of control of our company.

Amendment. The affirmative vote of at least 80% of our company’s outstanding common stock is required to amend, alter, change or repeal by stockholder action the provisions in our amended and restated certificate of incorporation providing for the following: the fair price requirements described above; the restriction on shareholder action by written consent; limitation of liability and indemnification for officers and directors; and the supermajority vote required to amend our certificate of incorporation. The affirmative vote of at least 80% of our company’s outstanding common stock is also required to amend our amended and restated bylaws by stockholder action.

Anti-takeover effects of certain provisions of Delaware law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Shareholder rights agreement

Our board of directors adopted a shareholder rights plan in November 1998 and amended the plan in December 1998. Our rights plan is designed to deter abusive takeover tactics and to encourage prospective acquirors to negotiate with our board of directors rather than attempt to acquire the company in a manner or on terms that the board deems unacceptable. Under the rights plan, we distributed one preferred stock purchase right to each holder of record of our common stock at the close of business on November 13, 1998. Once exercisable, each right will entitle stockholders to buy one one-hundredth of a share of our Series A participating cumulative preferred stock, par value $0.01 per share, at a purchase price of $80 per one one-hundredth of a share of Series A participating cumulative preferred stock. Prior to the time the rights become exercisable, the rights will be transferred with our common stock.

The rights do not become exercisable until a person or group acquires 25% or more of our common stock or announces a tender offer which would result in that person or group owning 25% or more of our common stock. However, if the person or group that acquires 25% or more of our common stock agrees to “standstill” arrangements described in the rights plan, the rights will not become exercisable until the person or group acquires 35% or more of our common stock.

Once a person or group acquires 25% or more (or 35% or more under the conditions described above) of our common stock, each right will entitle its holder (other than the acquirer) to purchase, for the $80 purchase price, the number of shares of common stock having a market value of twice the purchase price. The rights will also entitle holders to purchase shares of an acquirer’s common stock under specified circumstances. In addition, the board may exchange rights (other than the acquirer’s) for shares of our common stock.

Prior to the time a person or group acquires 25% or more (or 35% or more under the conditions described above) of our common stock, the rights may be redeemed by our board of directors at a price of $0.01 per right. As long as the rights are redeemable, our board of directors may amend the rights agreement in any respect. The terms of the rights are set forth in a rights agreement between us and Mellon Investor Services LLC, as rights agent. The rights expire on November 13, 2008 (unless extended).

The rights may cause substantial dilution to a person that attempts to acquire our company, unless the person demands as a condition to the offer that the rights be redeemed or declared invalid. The rights should not interfere with any merger or other business combination approved by our board of directors because our board may redeem the rights as described above. The rights are intended to encourage any person desiring to acquire a controlling interest in our company to do so through a transaction negotiated with our board of directors rather than through a hostile takeover attempt. The rights are intended to assure that any acquisition of control of our company will be subject to review by our board to take into account, among other things, the interests of all of our stockholders.

For a complete description of the foregoing, please refer to our shareholder rights agreement, which is incorporated herein by reference.

Description of debt securities

We may issue debt securities from time to time in one or more distinct series. This section summarizes the terms of the debt securities that are common to all series. All of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement relating to that series of debt securities. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the applicable prospectus supplement that may modify or replace any information below. If there are differences between the applicable prospectus supplement and this prospectus, the prospectus supplement will control.

We may issue senior debt securities under a senior indenture that we will enter into with a trustee named in the senior indenture. We may issue subordinated debt securities under a subordinated indenture that we will enter into with a trustee named in the subordinated indenture. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following are summaries of the anticipated material provisions of the senior debt securities, the subordinated debt securities and the indentures and are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. There may also be provisions in the indentures which are important to you. We urge you to read the indenture applicable to a particular series of debt securities because it, and not this description, defines your rights as a holder of such debt securities.

General

We may issue debt securities in distinct series. The prospectus supplement relating to any series of debt securities will set forth:

•	whether the debt securities will be senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount that may be issued;

•	the maturity date(s);

•	the interest rate(s), which may be fixed or variable, or the method for determining the interest rate(s), the date(s) interest will accrue, the interest payment date(s) and the regular record date(s) or the method for determining such date(s);

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the place(s) where payments may be made;

•	any mandatory or optional redemption provisions;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount;

•	any defeasance provisions if different from those described below under “—Satisfaction and Discharge; Defeasance”;

•	any conversion or exchange provisions;

•	the terms and conditions, if any, pursuant to which the notes are secured;

•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund;

•	whether the debt securities will be issuable in the form of a global security and the identity of the depositary for the global securities, if different then described below under “FORMS OF SECURITIES”;

•	any subordination provisions, if different from those described below under “—Subordinated Debt Securities”;

•	any deletions of, or changes or additions to, the events of default or covenants;

•	any provisions granting special rights to holders when a specified event occur; and

•	any other specific terms of such debt securities which are not inconsistent with the provisions of the indentures.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities.

Security

Our obligations under any debt securities issued may be secured by some or all of our assets or by guarantees of one or more of our subsidiaries. The terms and conditions pursuant to which our debt securities may be secured will be described in the applicable prospectus supplement.

In addition, as security for any debt securities issued, we may use the net proceeds from an offering to acquire U.S. government securities and pledge those securities to a trustee for the exclusive benefit of the holders of the debt securities (and not for the benefit of other creditors). The amount of U.S. government securities acquired will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of a certain number of scheduled interest payments due on the debt securities. The amount of net proceeds from an offering used to acquire U.S. government securities and the number of scheduled interest payments to be secured for a particular offering of debt securities will be described in the applicable prospectus supplement. In addition, the terms and conditions pursuant to which we would pledge the U.S. government securities for the benefit of the holders of the debt securities will be described in the applicable prospectus supplement.

Special terms of the debt securities

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon note, which:

•	is issued at a price lower than the amount payable upon its state maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

The material United Stated federal income tax consequences applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

The debt securities of any series may be convertible into or exchangeable for our common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at the holder’s option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of our common stock or other securities the holder would receive would be converted or exchanged.

Exchange and transfer

Except as may be described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series. Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any taxes, assessments or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Payment and paying agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. Unless otherwise indicated in a prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent.

We may name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, merger and sale of assets

The indentures may contain covenants that restrict our ability to merge or consolidate with another person, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. Any successor or acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

Events of default

Unless we inform you otherwise in the prospectus supplement, the indentures will define an event of default with respect to any series of debt securities as one or more of the following events:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series for 30 days when due;

•	failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture;

•	our bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in the fourth bullet point above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of a series, by notice in writing to us, and to the trustee if notice is given by such holders, may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in the fourth bullet point above shall occur, the principal amount of all debt securities of that series will automatically become immediately payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “—Subordinated Debt Securities”.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and it consequences, except a continuing default or events of default in the payment of principal, premium, if any, or interest on the debt securities of such series.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of an affected series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

•	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

A holder of debt securities may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed above.

We will periodically file statements with the trustee regarding our compliance with certain of the covenants in the indentures.

Modification and waiver

We and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

•	to fix any ambiguity, defect or inconsistency in such indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of the debt securities of any series.

We and the trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding debt security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	waive any default or event of default in payment of the principal of, premium or interest on any debt security;

•	waive a redemption payment or modify any of the redemption provisions of any debt security;

•	in the case of the subordinated debt securities, modifying the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	in the case of secured debt securities, changing the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of such secured debt securities;

•	adversely affect the right to convert or exchange any debt security in any material respect; or

•	change the provisions in an indenture that relate to modifying or amending such indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and/or

•	to be released from our obligations under certain covenants described in the indentures and from the consequences of an event of default resulting from a breach of these covenants.

We refer to the first bullet point above as “legal defeasance” and the second bullet point above as “covenant defeasance.” Our legal defeasance or covenant defeasance option may be exercised only if:

•	we deposit in trust with the trustee enough money in cash and/or U.S. government obligations to pay in full the principal of and interest and premium, if any, on the debt securities.

•	the deposit of the money by us does not result in a breach or violation of, or constitute a default under the applicable indenture or any other agreement or instrument to which we are a party.

•	no default or event of default with respect to the debt securities of such series shall have occurred and be continuing on the date of the deposit of the money or during the preference period applicable to us.

•	we deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance this opinion must be based on a ruling of the Internal Revenue Service or a change in the United Stated federal income tax law.

•	in the case of legal defeasance, such legal defeasance does not result in the trust arising from the deposit of the money constituting an investment company, as defined in the Investment Company Act of 1940, as amended, or the 1940 Act, or such trust shall be qualified under the 1940 Act or exempt from regulation thereunder.

•	we deliver to the trustee an officers’ certificate and opinion of counsel, each stating that all conditions precedent with respect to such defeasance have been complied with.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Governing law

The indentures and the debt securities will be governed by, and construed in accordance with the law of the State of New York.

Regarding the trustee

We may appoint a separate trustee for any series of debt securities. The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Each indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated debt securities

Payment on the subordinated debt securities will, to the extent provided in the subordinated indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The subordinated debt securities also will be effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries, if any.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of our senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any of our senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The subordinated indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

•	a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of senior indebtedness occurs and is continuing beyond any applicable period of grace, which is called a “payment default”;

•	a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives notice of such default, which is called a “payment blockage notice” from us or any other person permitted to give such notice under the subordinated indenture, which is called a “non-payment default”; or

•	any judicial proceeding is pending in connection with a default.

If the trustee or any holder of the subordinated debt securities receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the subordinated indenture.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

The subordinated indenture allows us to change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.

Description of warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of purchase contracts

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Description of units

We may issue units consisting of two or more securities described in this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. The holder of a unit, therefore, will have the rights and obligations of a holder of each underlying security. The applicable prospectus supplement will describe:

•	the terms of the units and of the underlying securities, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Forms of securities

Each debt security, warrant and unit will be represented by one or more global securities representing the entire issuance of securities. Global securities will be issued in registered form. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as will be explained more fully in the applicable prospectus supplement.

Plan of distribution

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers for resale to the public or to investors;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions,

•	at a fixed public offering price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to prevailing market prices or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, each series of securities will be a new issue of securities and will have no established trading market, other than the common stock which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Where you can find more information

Government filings

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

Information incorporated by reference

The Securities and Exchange Commission allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed), until all the securities offered under this prospectus are sold.

McMoRan Exploration Co.
Securities and exchange commission filings	Period or date filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2006
Quarterly Report on Form 10-Q	First quarter ended March 31, 2007 and second quarter ended June 30, 2007
Current Reports on Form 8-K	January 5, 2007, January 11, 2007, January 18, 2007, January 23, 2007, January 30, 2007, February 26, 2007, March 21, 2007, April 17, 2007, May 29, 2007, June 22, 2007, July 2, 2007, July 3, 2007, July 12, 2007, July 19, 2007, August 3, 2007, August 10, 2007, August 16, 2007 and September 27, 2007
Proxy Statement on Schedule 14A	Filed on March 26, 2007

Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the company at the following address:

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112
Attention: Investor Relations
Telephone: (504) 582-4000

Information concerning forward-looking statements

This prospectus and our financial statements and other documents incorporated by reference in this prospectus contain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. When used in this document, the words “anticipates”, “may”, “can”, “plans”, “feels”, “believes”, “estimates”, “expects”, “projects”, “intends”, “likely”, “will”, “should”, “to be” and any similar expressions and any other statements that are not historical facts, in each case as they relate to us or company management are intended to identify those assertions as forward-looking statements. In making any of those statements, the person making them believes that its expectations are based on reasonable assumptions. However, these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These factors include, but are not limited to, those which may be set forth in the accompanying prospectus supplement and those under the heading “Risk Factors” included in Item 1A of our annual report on Form 10-K for the year ended December 31, 2006, and other factors described in our periodic reports filed from time to time with the Securities and Exchange Commission.

Some other risks and uncertainties include, but are not limited to:

•	general industry conditions, such as fluctuations in the market prices of oil and natural gas;

•	our ability to obtain additional capital;

•	environmental and related indemnification obligations;

•	adverse weather conditions and natural disasters, such as hurricanes;

•	the speculative nature of oil and gas exploration;

•	adverse financial market conditions;

•	shortage of supplies, equipment and personnel;

•	regulatory and litigation matters and risks; and

•	changes in tax and other laws.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of our operations or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Legal opinions

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.

Experts

The consolidated financial statements of McMoRan Exploration Co. appearing in McMoRan Exploration Co.’s Annual Report on Form 10-K for the year ended December 31, 2006 and McMoRan Exploration Co. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and McMoRan Exploration Co. management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of McMoRan Exploration Co. as of March 31, 2007 and for the three-month periods ended March 31, 2007 and 2006, and as of June 30, 2007 and for the three-month and six-month periods ended June 30, 2007 and 2006, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 30, 2007, included in McMoRan Exploration Co.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and their separate report dated August 6, 2007 included in McMoRan Exploration Co.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, both of which reports are incorporated by reference herein, state that they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Securities Act”) for their reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

The audited historical statements of revenues and direct operating expenses of certain oil and gas properties acquired from Newfield Exploration Company included on pages 1 through 8 of Exhibit 99.1 of McMoRan Exploration Co.’s Current Report on Form 8-K/A dated August 16, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Reserves

The information regarding our reserves as of December 31, 2006 that is either included in this prospectus or incorporated by reference to our annual report on Form 10-K for the year ended December 31, 2006 has been reviewed and verified by Ryder Scott Company, L.P. This reserve information has been included in this prospectus and incorporated by reference herein in reliance upon the authority of Ryder Scott as experts in reserve determination.

50,000 shares

McMoRan Exploration Co.

% Convertible perpetual preferred shares

Prospectus supplement

J.P. Morgan

June   , 2009